Exhibit 10.1

Severance Agreement and Release

This Agreement (this “Agreement”) confirms the terms of the separation of employment of Heyward Donigan (“you”) from Rite Aid Corporation (the “Company,” and together with you, the “Parties”). Capitalized terms not otherwise defined herein will have the meanings attributed to them in your employment agreement with the Company, effective as of August 8, 2019 (the “Employment Agreement”).

1. Separation Date. Your last day of employment with the Company will be January 7, 2023 (the “Separation Date”) and as of such date you shall cease to be employed by the Company in any capacity and you automatically resign from all positions you then hold with the Company and its subsidiaries including as a member of the Board of Directors of the Company (as well as of the Board of Directors of any of the Company’s controlled subsidiaries), to the extent applicable. You agree to execute the resignation letter attached hereto as Appendix A and any additional document required or requested by the Company to effectuate such resignations. You agree that, following the Separation Date, you will not represent yourself to be associated in any ongoing capacity with the Company or any of its controlled subsidiaries.

2. Accrued Benefits; Severance; Equity Awards.

(a) Whether or not this Agreement becomes effective pursuant to its terms, the Company will pay you Accrued Benefits (as defined in Appendix B hereto), and pay in lieu of notice, as set forth in item 2(e) of Appendix B hereto, less all applicable withholdings and deductions. You acknowledge that there is no accrued or unpaid vacation payable to you under the Company’s unlimited paid time off policy.

(b) Provided that this Agreement becomes effective pursuant to its terms and you remain in compliance with this Agreement, and with the Restrictive Covenants, at all times, the Company will pay and provide you with the cash severance benefits set forth on Appendix A items 2(a) through 2(d), less all applicable withholdings and deductions, at the time and in the form set forth on Appendix A for each item.

(c) The Company previously granted you equity award(s) to purchase or receive shares of the Company’s common stock (each, an “Equity Award”), in accordance with the terms of the applicable Company equity plan(s) and the award agreement evidencing such Equity Award (collectively, the “Equity Documents”). Provided that this Agreement becomes effective pursuant to its terms and you remain in compliance with this Agreement, and with the Restrictive Covenants, at all times, as illustrated by Appendix C hereto: (i) any unvested stock option awards held by you pursuant to your Employment Inducement Award Agreement with the Company, dated as of August 12, 2019, shall vest and become immediately exercisable (ii) restrictions with respect to any awards of time-based restricted stock held by you pursuant to your Award Agreements with the Company, dated as of July 8, 2020, July 7, 2021 and July 27, 2022 shall lapse, in the case of (i) and (ii), to the extent such options would otherwise have become vested and exercisable (based solely on continued employment) and such restrictions would have lapsed (based solely on continued employment) had you remained in the employ of the Company for a period of two years following the Separation Date and (iii) the portion of your stock option awards that vest and become exercisable in accordance with subclause (i) hereof (together with any portion of your stock options that have vested and become exercisable prior to the Separation Date) shall remain exercisable for a period of ninety (90) days following the Separation Date. All other Equity Awards (whether or not shown on Appendix C) held by you as of the Separation Date shall be forfeited in accordance with the terms of the applicable Equity Documents.

3. Release.

(a) You hereby release, discharge and forever acquit the Company, and its subsidiaries and each of their respective past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, and each of the successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which you or your heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you sign this Agreement including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, . the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers' Compensation retaliation provision, the Florida Minimum Wage Act, Article X, Section 24 of the Florida Constitution, the Florida Fair Housing Act and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and you, including, without limitation, the Employment Agreement and any incentive compensation plan or equity plan with any Company Party. Notwithstanding the above, this release does not extend to (I) claims for Accrued Benefits; (II) claims for worker’s compensation benefits or for an occupational disease; (III) any whistleblower claims arising under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act; (IV) claims to require the Company to honor its commitments set forth in this Agreement; (V) claims to interpret or to determine the scope, meaning or effect of this Agreement; (VII) claims for indemnification and officers and directors liability insurance coverage under the Employment Agreement, the Company’s charter, by-laws or applicable law, as applicable; and/or (VIII) claims that cannot be waived as a matter of law pursuant to federal, state, or local law (collectively, clauses (I) through (VIII) are the “Excluded Claims”).

(b) You further acknowledge and agree that, except with respect to the Accrued Benefits, the Company Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any other Company Party, and that no further payments or benefits are owed to you by the Company or any other Company Party.

4. Attorney Consultation; Voluntary Agreement.

(a) You acknowledge that (i) the Company has advised you to consult with an attorney of your own choosing before signing this Agreement, (ii) you have been given the opportunity to seek the advice of counsel, (iii) you have carefully read and fully understand all of the provisions of this Agreement, including the release in Section 3 (the “Release”), (iv) the Release specifically applies to any rights or claims you may have against the Company Parties pursuant to the ADEA, (v) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled and (vi) you have the full power, capacity and authority to enter into this Agreement.

5. Review and Revocation Period.

(a) You have twenty-one (21) days following your receipt of this Agreement (the “Consideration Period”) to review its terms, including the Release, and to reflect upon them and consider whether you want to sign it, although you may sign it sooner; provided, however, that you may not sign this Agreement prior to the Separation Date. You acknowledge and agree that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period. You understand and agree that you may consent to this Agreement, including the Release, by signing and returning this Agreement within the applicable time frame to Paul D. Gilbert, EVP, Chief Legal Officer and Secretary, Rite Aid Corporation, 200 Newberry Commons, Etters, PA 17319 or by e-mail to paul.d.gilbert@riteaid.com.

(b) You may revoke your consent to the Release within the seven day period beginning on the date you execute this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by you and delivered to the Company at the above address before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.

(c) In the event of such revocation by you, the Release shall be of no force or effect, and you will not have any rights and the Company will not have any obligations under Section 2(b) or Section 2(c) of this Agreement. Provided that you do not revoke your consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth (8th) calendar day after the date upon which you execute this Agreement (the “Release Effective Date”).

6. Restrictive Covenants. You acknowledge and agree that the Restrictive Covenants, and any other written restrictive covenants and confidentiality agreements in effect with the Company, are incorporated herein by reference and fully made a part hereof for all purposes and remain in full force and effect.

7. Cooperation. You agree that, at mutually agreeable times, you will meet with representatives of the Company, or its respective parent or subsidiary company representatives and provide any information you acquired during the course of your employment relating in any way to any legal disputes involving the Company. You further agree that you will cooperate fully with the Company relating to any such litigation matter or other legal proceeding in which you were involved or on which you have knowledge by virtue of your employment with the Company, including any existing or future litigation or other legal proceeding involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company deems your cooperation necessary. You will be entitled to reimbursement by the Company of reasonable costs and expenses incurred by you in connection with complying with your obligations under this Section 7.

8. Non-Disparagement. You agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically (“Disparaging Remarks”), about the Company or any of the other Company Parties and their respective products and services. The Company agrees to instruct members of its senior management team and its current Board of Directors not to, for as long as such individuals remain affiliated with the Company, make any Disparaging Remarks about you; provided, however, that nothing in this Section 8 shall prohibit you from (a) making truthful and accurate statements or disclosures that are required by applicable law or legal process; (b) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization; or (c) exercising protected rights to the extent that such rights, by law, cannot be waived by agreement.

9. No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by you or any of the Company Parties. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

10. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same Agreement. A faxed or .pdf-ed signature will operate the same as an original signature.

11. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. You may not assign this Agreement, provided that in the event of your death prior to receiving all of the payments provided by Section 2 of this Agreement, any remaining payments will be made to your estate.

12. Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions will not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

14. Entire Agreement/No Oral Modifications. This Agreement constitutes the entire agreement between you and any of the Company Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, arrangements or agreements relating thereto, whether written or oral, including but not limited to the Employment Agreement, provided, however, that Sections 4.6, 6 and 7 of the Employment Agreement shall remain in effect for the duration and on the terms set forth therein. You represent that in executing this Agreement, you have not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the dates indicated below.

Rite Aid Corporation		Heyward Donigan
By:	/s/ Paul D. Gilbert	/s/ Heyward Donigan
Name: Paul D. Gilbert		Heyward Donigan
Title: EVP, Chief Legal Officer and Secretary		Date: January 7, 2023
Date: January 7, 2023

APPENDIX A

January 7, 2023

Rite Aid Corporation

1200 Intrepid Avenue, 2nd Floor

Philadelphia, Pennsylvania 19112

To Whom it may Concern:

I hereby irrevocably resign, effective as of January 7, 2023, from all positions and offices I hold with the Company and its subsidiaries, including without limitation as a director and as Chief Executive Officer of the Company and of Elixir Insurance.

Very truly yours,

/s/ Heyward Donigan
Heyward Donigan

APPENDIX B

ACCRUED BENEFITS AND SEVERANCE BENEFITS

1.	Accrued Benefits: The Company will pay you (i) your Base Salary earned through the Separation Date; (ii) any reimbursements owed to you pursuant to Section 4.2 of the Employment Agreement for expenses incurred prior to the Separation Date; and (iii) the amounts accrued and credited to your account under the Company’s 401(k) Savings Plan in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Accrued Benefits”).

2.	Severance Benefits: You will be paid or provided with the following payments/benefits:

a.	$7,107,000 representing two (2) times the sum of your current Base Salary and Annual Target Bonus, payable in equal installments over the two year period following the Release Effective Date in accordance with the Company’s regular payroll practices, commencing with the first regular payroll date that occurs after the Release Effective Date. Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which you become entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under Internal Revenue Code Section 409A (“409A”), and is (a) payable upon your termination of employment; (b) at a time when you are a “specified employee” as defined by 409A shall not be made until the first payroll date after the earliest of: (1) the expiration of the six (6) month period (the “Deferral Period”) measured from the date of your “separation from service” within the meaning of such term under 409A; or (2) your date of death following such separation from service. Upon the expiration of the Deferral Period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) will be paid in a single cash lump sum payment to you (or your beneficiary, as applicable). Each installment or amount to be paid or benefit to be provided to you will be construed as a “separate identified payment” for purposes of 409A to the fullest extent permitted therein.

b.	Payment of your pro rata annual bonus for FY 2023 based on actual performance following determination by the Compensation Committee (or the Board) that the Company has achieved or exceeded its annual performance targets for the fiscal year, paid at the same time as annual performance bonus amounts are paid to the Company’s similarly situated active associates generally in respect of FY 2023, determined by multiplying the performance level achieved (relative to your Annual Target Bonus) by the fraction (x) the numerator of which is the number of fiscal periods (months) in which you were employed during the fiscal year and (y) the denominator of which is 12.

c.	$37,412.64, representing payments equal to the aggregate cost of COBRA continuation coverage in respect of medical, vision and dental coverage for you and your eligible dependents for two (2) years following the Separation Date paid in a lump sum within ten (10) days following the Release Effective Date.

d.	Reimbursement of your legal fees incurred in connection with the review of this Agreement, not in excess of $10,000, subject to your submission of the invoice for the legal services.

e.	$97,356.16 representing payment of thirty (30) days’ Base Salary in lieu of the notice period provided in the Employment Agreement, payable in a lump sum as soon as practicable following the Separation Date in accordance with the Company’s regular payroll schedule.

APPENDIX C

Heyward Donigan Outstanding LTI Awards

Award Type	Grant Date	Total Shares Granted	Vested	Unvested	Forfeited (Y/N)	Total Shares Accelerated	Exercise Price Per Share
RSA*	8/12/2019	284,900	284,900	-	No	-	-
RSA*	7/8/2020	150,334	100,223	50,111	No	50,111	-
RSA*	7/7/2021	206,038	68,680	137,358	No	137,358	-
RSA*	7/27/2022	429,858	-	429,858	No	286,572
Options**	8/12/2019	502,913	377,185	125,728	No	125,728	$7.02
PSU	7/8/2020	183,742	-	183,742	Yes	-	-
PSU	7/7/2021	251,824	-	251,824	Yes	-	-
PSU	7/27/2022	525,383	-	525,383	Yes	-	-

*Accelerated vesting as of the Separation Date with respect to those time-based restricted stock awards that would have vested within the two (2) year period following the Separation Date.

**Accelerated vesting as of the Separation Date with respect to those stock options that would have vested within the two (2) year period following the Separation Date. Any vested stock options shall remain exercisable for a period of ninety (90) days following the Separation Date.